Exhibit 99.1

B&G Foods Completes Purchase of
Culver Specialty Brands from Unilever

Parsippany, N.J., November 30, 2011—B&G Foods, Inc. (NYSE: BGS) announced today that it has completed the purchase of the Mrs. Dash, Molly McButter, Sugar Twin, Baker’s Joy, Static Guard and Kleen Guard brands from Unilever for the previously announced price of $325 million in cash, subject to a post-closing adjustment for inventory at the closing date.  B&G Foods expects the acquisition to be immediately accretive to earnings per share and free cash flow.

In connection with the closing, B&G Foods entered into a new $575 million senior secured credit agreement, consisting of a five-year, $200 million revolving credit facility and a seven-year, $375 million term loan facility that includes $150 million of tranche A term loans and $225 million of tranche B term loans.  Following the closing, the available borrowing capacity under the revolving credit facility is $174.5 million.  The proceeds of the borrowings under the new credit agreement, together with cash on hand, were used to refinance B&G Foods’ existing $130 million credit facility, fund the acquisition purchase price and pay related transaction fees and expenses.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods and household care products across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food and household care products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid, Wright’s and now, Mrs. Dash, Molly McButter, Sugar Twin, Baker’s Joy, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the expected impact of the planned acquisition, including the expected impact on B&G Foods’ earnings per share and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K

for fiscal 2010 filed on March 1, 2011.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214